                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K/A
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                                  April 2, 1998



                      GLOBALSTAR TELECOMMUNICATIONS LIMITED
             (Exact name of registrant as specified in its charter)

Islands of Bermuda                            0-25456                                13-3795510
(State or other                             (Commission                           (IRS Employer
jurisdiction of                             File Number)                         Identification
incorporation)                                                                           Number


Cedar House, 41 Cedar Avenue, Hamilton, Bermuda                HM 12
(Address of principal executive offices)                     (Zip Code)

               Registrant's telephone number, including area code:
                                 (441) 295-2244



                                GLOBALSTAR, L.P.
             (Exact name of registrant as specified in its charter)

Delaware                                     333-25461                               13-3759824
(State or other                             (Commission                           (IRS Employer
jurisdiction of                             File Number)                         Identification
incorporation)                                                                           Number


3200 Zanker Road, San Jose, California                     95134
(Address of principal executive offices)                 (Zip Code)

               Registrant's telephone number, including area code:
                                 (408) 933-4000
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Item 5.           Other Events.

                  On April 27, 1998, the Board of Directors of Globalstar Telecommunications Limited ("GTL"), general partner of Globalstar, L.P. ("Globalstar"), approved the issuance, pending shareholder approval of a proposal to increase the number of GTL shares of common stock authorized for issuance from 200 million to 600 million and a proposal to amend the bye-laws of GTL to authorize the GTL Board of Directors to make stock distributions, of a stock dividend to shareholders consisting of one share of common stock for each outstanding share. At GTL's annual meeting held on April 28, 1998, shareholders approved this proposal. The stock dividend will be paid on June 8, 1998 to shareholders of record as of May 29, 1998.

                  On April 24, 1998, Globalstar launched its second group of four satellites.

                  On April 21, 1998, Globalstar announced that China Telecom (Hong Kong) Group Ltd. ("China Telecom") had exercised, effective April 8, 1998, its option to acquire 937,500 Globalstar ordinary partnership interests for a purchase price of $18,750,000. In addition, China Telecom has the right to acquire an additional 937,500 Globalstar ordinary partnership interests for $18,750,000 upon reaching certain target revenue levels. Globalstar had previously granted these options to China Telecom in connection with service provider arrangements in China under which China Telecommunications Broadcast Satellite Corporation ("ChinaSat") will act as the sole distributor of Globalstar services in China.

                  On April 3, 1998, Globalstar and Globalstar service providers entered into contracts with Qualcomm Incorporated, L.M. Ericsson and Telital S.r.L. totaling $353 million for the initial manufacture and delivery of more than 300,000 production handheld and fixed user terminals.

                  On April 2, 1998, GTL announced that it called for the redemption on April 30, 1998 of all of its $310,000,000 aggregate principal amount outstanding 6-1/2% convertible preferred equivalent obligations due 2006 (the "CPEOs"). Prior to the redemption date, holders of $310,000,000 aggregate principal amount of CPEOs converted their CPEOs into 10,061,430 shares of GTL common stock at a conversion price of $30.81 per share. In addition, GTL is
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issuing 269,660 shares of common stock in the aggregate ($.0435 per CPEO) as an interest make-whole payment to converting holders (representing an interest make-whole payment of $2.68 per CPEO).

                  As of April 1998, Globalstar's budgeted expenditures for the design, construction and deployment of the Globalstar System, including working capital, cash interest on borrowings and operating expenses increased from approximately $2.7 billion to approximately $2.8 billion, reflecting revised cost estimates from Qualcomm and other increased Globalstar expenditures. In addition to expenditures for operating costs, working capital and debt service, Globalstar anticipates additional expenditures on system software following the commencement of commercial service for the improvement of system functionality and the addition of new features in response to future marketplace demands. As of March 31, 1998, Globalstar had raised or received commitments for approximately $2.6 billion.
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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GLOBALSTAR TELECOMMUNICATIONS
                                             LIMITED
                                              (Registrant)


Date: May 5, 1998                          By: /s/ Eric J. Zahler
                                               -------------------
                                               Eric J. Zahler
                                               Vice President

                                            GLOBALSTAR, L.P.
                                            ----------------
                                              (Registrant)

                                            By: Loral/QUALCOMM Satellite
                                                     Services, L.P.,
                                                     its General Partner

                                            By: Loral/QUALCOMM
                                                     Partnership, L.P.,
                                                     its General Partner

                                            By: Loral General Partner, Inc.
                                                     its General Partner

Date: May 5, 1998                        By:   /s/ Eric J. Zahler
                                               -------------------
                                               Eric J. Zahler
                                               Vice President